UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

[Not Applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation and Personnel Committee (the "Committee") of Vectrus, Inc. (“Vectrus”) was responsible for the year-end administration of Vectrus’ Annual Incentive Plan for Executive Officers (the “AIP Plan“) for 2014.  The Committee inherited from Exelis Inc. (“Exelis”), its former parent, an annual incentive plan design for the Mission Systems business that included weighted performance metrics and goals based on operating income, revenue, operating cash flow and return on invested capital and related incentive payout curves that differentiated award opportunities between thresholds and maximums.  As permitted by the AIP Plan, the Committee utilized the weightings, the performance metrics, and the incentive payout curves, but established 2014 goals under the AIP Plan consistent with the most recently approved budget established by Exelis before consummation of the spin-off of Vectrus from Exelis as being more reflective of the business environment in which Vectrus operates.
2014 Internal Performance Metrics Weight for Named Executive Officers of Vectrus

2014 Metrics	Performance Percentage
Operating Income	30%
Revenue	30%
Operating Cash Flow	20%
Return on Invested Capital	20%

Actual payment under the AIP Plan for annual incentive awards for 2014 could range from 0-200% of the target. Effective March 10, 2015, the Committee approved amounts to be paid at 100% of target for 2014 under the AIP Plan, including the following payments for the named executive officers: Mr. Hunzeker, $600,000; Mr. Klein, $211,300; Ms. Oliver, $140,000, Mr. Coppock, $135,000; and Mr. Anderson, $140,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2015	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary